Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
CaminoSoft Corporation

We hereby consent to the inclusion in the foregoing Amendment No. 1 to the Registration Statement on Form SB-2 for CaminoSoft Corporation of our report dated November 22, 2005, relating to the financial statements of CaminoSoft Corporation as of September 30, 2005 and for the year then ended which appears in The CaminoSoft Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on December 29, 2005. We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, Ca.
October 19, 2006